Exhibit 99.1
FORM OF
INSTRUCTIONS FOR USE OF
BUILDERS FIRSTSOURCE, INC. SUBSCRIPTION RIGHTS CERTIFICATES
CONSULT THE INFORMATION AGENT, YOUR BANK,
OR YOUR BROKER AS TO ANY QUESTIONS
     The following instructions relate to a rights offering (the “Rights Offering”) by Builders FirstSource, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), as described in the Company’s Prospectus, dated          , 2009 (the “Prospectus”). Record Holders of Common Stock at the close of business, on         , 2009 (the “Record Date”) are receiving transferable subscription rights (the “Rights”) to subscribe for and purchase shares of the Company’s Common Stock (the “Underlying Shares”). An aggregate of 58,571,428 Underlying Shares are being offered by the Prospectus. Each Record Holder will receive [•] Rights for every share of Common Stock owned of record as of the Record Date, subject to adjustments to eliminate fractional Rights.
     The Rights will expire, if not exercised, by 5:00 p.m., Eastern Time, on        , 2009, unless extended by the Special Committee of the Board of Directors of the Company, provided that the expiration date of the Rights Offering may not be extended by more than ten days without the prior written consent of JLL Partners Fund V, L.P. (“JLL”) and Warburg Pincus Private Equity IX, L.P. (“Warburg Pincus”) (as so extended, the “Expiration Date”). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by [•] (the “Subscription Agent”) after 5:00 p.m., Eastern Time, on the Expiration Date, regardless of when the documents relating to such exercise were sent. The Special Committee of the Board of Directors of the Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”).
     Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $3.50 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that the Company offers 58,571,428 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive [•] Rights pursuant to your Basic Subscription Privilege, and you would have the right to purchase [•] shares of Common Stock in the Rights Offering pursuant to your Basic Subscription Privilege.
     In addition, each holder of Rights (other than JLL and Warburg Pincus) who exercises his Basic Subscription Privilege in full will be eligible to subscribe (the “Over- Subscription Privilege”), at the same Subscription Price of $3.50 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any Underlying Shares are not purchased by other holders of Rights under their Basic Subscription Privileges as of the Expiration Date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that you and the other Rights holders who have exercised your Basic Subscription Privileges on your Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Rights may exercise his Over-Subscription Privilege only if he exercised his Basic Subscription Privilege in full and other holders of Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Rights under the Basic Subscription Privilege in full if they subscribe for the maximum number of whole Underlying Shares available under their Basic Subscription Privilege. See “The Rights Offering—Subscription Privileges” in the Prospectus.
     JLL and Warburg Pincus have severally agreed to purchase from us, at the Subscription Price, unsubscribed shares of Common Stock such that gross proceeds of the Rights Offering will be no less than $75.0 million. In addition, to the extent gross proceeds of the Rights Offering are less than $205.0 million, each of JLL and Warburg Pincus has agreed to exchange up to $48.909 million aggregate principal amount of our Second Priority Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) indirectly held by it for shares of our Common Stock at an exchange price equal to the Subscription Price, subject to proration from the participation of other holders of 2012 Notes who submit for exchange their 2012 Notes for shares of our Common Stock not subscribed for through the exercise of Rights in the Rights Offering.
     The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided pursuant to the procedures described in the Prospectus.
     YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT, BY CERTIFIED OR CASHIER’S CHECK DRAWN UPON A UNITED STATES BANK OR BY WIRE TRANSFER OF IMMEDIATELY AVAILABLE FUNDS, MUST BE ACTUALLY RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1. Method of Subscription—Exercise of Rights.
     To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent so that it will be actually received by the Subscription Agent on or prior to 5:00 p.m., Eastern Time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent until shares of Common Stock are issued upon completion of the Rights Offering, and after all pro rata allocations and adjustments have been completed and upon payment of the Subscription Price for such Underlying Shares. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for by cashier’s or certified check drawn upon a United States bank payable to [•], as Subscription Agent, or by wire transfer of immediately available funds, to the subscription account maintained by the Subscription Agent at [•], [•], ABA#[•], Account No. [•], Ref: Builders FirstSource, Inc. Please reference your Subscription Rights Certificate number on your check. Payments will be deemed to have been received by the Subscription Agent only upon receipt by the Subscription Agent of a cashier’s or certified check drawn upon a United States bank or a wire transfer of immediately available funds.
     The Subscription Rights Certificate and payment of the Subscription Price (if by cashier’s or certified check drawn upon a United States bank) must be delivered to the Subscription Agent by one of the methods described below:

By Mail:	By Overnight Courier or by Hand:

[•]	[•]
[•]	[•]
Telephone Number for Confirmation (Toll Free): [•]
     Payment by wire transfer of immediately available funds must be made to the subscription account maintained by the Subscription Agent as set forth above.
     Delivery to any address or by a method other than those set forth above will not constitute valid delivery.
     If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Information Agent, [•], at:
[•]
[•]
Banks and brokers please call: [•]
All others call toll free: [•]

     When making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.
     Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised and the number of Underlying Shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to the Over-Subscription Privilege than are available for sale, the Excess Shares will be allocated, as described above, among beneficial owners exercising the Over-Subscription Privilege in proportion to such owners’ request of Rights pursuant to the Over-Subscription Privilege.
     If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised your Rights under the Basic Subscription Privilege to purchase Underlying Shares to the full extent of the payment tendered.
     If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the “Subscription Excess”), then the remaining amount will be returned to you by mail, without interest or deduction, promptly after the Expiration Date and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected.
2. Issuance of Common Stock.
     Promptly following the later of the expiration of the Rights Offering or the satisfaction or waiver of the closing conditions of an Investment Agreement dated October 23, 2009, among JLL, Warburg Pincus and the Company, and the valid exercise of Rights pursuant to the Basic Subscription Privilege and Over-Subscription Privilege, and after all pro rata allocations and adjustments contemplated by the terms of the Rights Offering have been effected, the following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate, or, if you hold your shares in book-entry form, such deliveries and payments will be in the form of a credit to your account, unless you provide instructions to the contrary in your Subscription Rights Certificate:
a.	Basic Subscription Privilege: The Subscription Agent will deliver to each exercising Rights holder the number of shares of Common Stock purchased pursuant to the Basic Subscription Privilege. See “The Rights Offering—Subscription Privileges—Basic Subscription Privilege” in the Prospectus.

b.	Over-Subscription Privilege: The Subscription Agent will deliver to each Rights holder who validly exercises the Over-Subscription Privilege the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Subscription Privileges—Over-Subscription Privilege” in the Prospectus.

c.	Excess Cash Payments: The Subscription Agent will mail to each Rights holder who exercises the Over-Subscription Privilege any excess amount, without interest or deduction, received in payment of the Subscription Price for Excess Shares that are subscribed for by such Rights holder but not allocated to such Rights holder pursuant to the Over-Subscription Privilege. See “The Rights Offering—Subscription Privileges—Return of Excess Payment” in the Prospectus.
3. Sale or Transfer of Rights.
     The Rights will be transferable during the course of the subscription period, and we have applied to list the Rights on the Nasdaq Global Select Market under the symbol “BLDRR” beginning on or about [•], 2009, until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value. As a result, you may transfer or sell your Rights if you do not want to purchase any shares of our Common Stock.
4. Commissions, Fees, and Expenses.
     The Company will pay all fees charged by the Subscription Agent and the Information Agent related to their acting in such roles in connection with the Rights Offering. The Company has also agreed to indemnify the Subscription Agent and the Information Agent from certain liabilities that they may incur in connection with the Rights Offering. In addition, the Company has agreed to pay certain expenses of JLL and Warburg Pincus pursuant to the Investment Agreement. However, all commissions, fees, and other expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Information Agent, or the Subscription Agent.
5. Execution.
a.	Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity on behalf of a registered holder must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

b.	Signature Guarantees. If you are neither a registered holder (or signing in a representative or other fiduciary capacity on behalf of a registered holder) nor an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, your signature must be guaranteed by such an eligible institution.
6. Method of Delivery to Subscription Agent.
     The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and the clearance of payment prior to 5:00 p.m., Eastern Time, on the Expiration Date.
7. Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.
     In the case of Rights that are held of record through the Depository Trust Company (the “Book-Entry Transfer Facility”), exercises of the Basic Subscription Privilege and of the Over-Subscription Privilege may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege. See the Company’s “Letter to Stockholders Who Are Record Holders” and the “Nominee Holder Certification.”
8. Determinations Regarding the Exercise of Your Rights
     We will decide, in our sole discretion, all questions concerning the timeliness, validity, form, and eligibility of the exercise of your Rights. Any such determinations by us will be final and binding. We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise of any of your Rights because of any defect or irregularity. We will not accept any exercise of Rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.
     Neither we, the subscription agent, nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Rights Certificates, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of Rights if we determine that your exercise is not in accordance with the terms of the Rights Offering, as set forth in the Prospectus and these Instructions for Use, or in proper form. We will also not accept the exercise of your Rights if our issuance of shares of our Common Stock to you could be deemed unlawful under applicable law.